 EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 333-188285, 333-188284, 333-155483, 333-145092, 333-95991, 333-95993, 33-27356, 333-35877, 333-96871, 333-45931, 333-118539), as amended, pertaining to Sensient Technologies Corporation, of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 23, 2017